Exhibit 4.5

                             SECURED PROMISSORY NOTE

Up to U.S. $300,000.00                                           January 3, 2006

         FOR VALUE RECEIVED, Quest Minerals & Mining Corp., a Utah corporation (the "Maker"), hereby promises to pay to Tarun Mendiratta, an individual, or his successors and assigns (the "Payee"), at his address at 85 Lords Highway East, Weston, Connecticut 06883, or to such other address as Payee shall provide in writing to the Maker for such purpose, a principal stun of up to Three Hundred Thousand Dollars (U.S.$300,000), reflecting the aggregate outstanding amounts under any and all loans made by the Payee to the Maker from time to time, pursuant to that certain Loan Agreement (as defined in Section 12). The aggregate principal amount outstanding under this Note will be conclusively evidenced by the schedule annexed as Exhibit A hereto (the "Loan Schedule"), up to a maximum principal document of $300,000. The entire principal amount hereunder shall be due and payable in full on May 22, 2006 (the "Maturity Date"), or on such earlier date as such principal amount may earlier become due and payable pursuant to the terms hereof.

         1. Interest Rate. Interest shall accrue on the unpaid principal amount of this Secured Promissory Note (the "Note") at the rate of 12% per annum from the date of the first making of the loan for such principal amount until such unpaid principal amount is paid in full. Interest hereunder shall be paid quarterly or on such earlier date as the principal amount under this Note becomes due and payable and shall be computed on the basis of a 360-day year for the actual number of days elapsed.

         2. Mandatory Prepayment Upon Triggering Events. Upon the occurrence of a Triggering Event (as defined below), the Payee shall have the right (in addition to all other rights it may have hereunder under any Transaction Document or under applicable law), exercisable at the sole option of the Payee, to require the Maker to prepay all or a portion of the outstanding principal amount of this Note plus all accrued and unpaid interest thereon for a prepayment price, in cash, equal to the Mandatory Prepayment Price. The Mandatory Prepayment Price shall be due and payable within five (5) Trading Days of the date on which the notice for the payment therefor is provided by the Payee. If the Maker fails to pay the Mandatory Prepayment Price hereunder in full pursuant to this Section on the date such amount is due in accordance with this Section, the Maker will pay interest thereon at a rate of 17% per annum (or such lesser amount permitted by applicable law), accruing daily from such date until the Mandatory Prepayment Price, plus all such interest thereon, is paid in full.

         A "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule, or regulation of any administrative or governmental body):

                  (i) any default in the payment of the principal or interest on or other payments owing in respect of this Note, free of any claim of subordination, as and when the same shall become due and payable (whether on the Maturity Date, by acceleration, or otherwise);

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                  (ii)     the Maker shall default in any of its obligations
under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Maker in an amount exceeding one hundred thousand dollars ($100,000), whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

                  (iii) the failure of the Common Stock to be eligible for trading on the OTC Bulletin Board or listed for trading on a Subsequent Market or the suspension of the Common Stock from trading on the OTC Bulletin Board or a Subsequent Market, in either case, for more than ten (10) calendar days (which need not be consecutive days);

                  (iv) the Maker shall be a party to any Change of Control Transaction, shall agree to sell or dispose of all or in excess of 33% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction), or shall redeem or repurchase more than a de minimis number of shares of Common Stock or other equity securities of the Maker;

                  (v) the Maker or any of its subsidiaries shall commence, or there shall be commenced against the Maker or any such subsidiary, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Maker or any subsidiary thereof or there is commenced against the Maker or any subsidiary. thereof any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Maker or any subsidiary thereof is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Maker or any subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Maker or any subsidiary thereof makes a general assignment for the benefit of creditors; or the Maker shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Maker or any subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Maker or any subsidiary thereof shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Maker or any subsidiary thereof for the purpose of effecting any of the foregoing;

                  (vi) the Maker or any Related Party shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of, any Transaction Document, and such failure or breach shall not, if subject to the possibility of a cure by the Maker or such Related Party, have been remedied within five (5) days after the date on which notice of such failure or breach shall have been given;

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

                  (vii) the Payee shall determine that the obligations under this Note are no longer adequately secured by the Pledge Agreement and additional or other security therefor shall not be satisfactorily provided to or for the benefit of the Payee.

         3. Secured Obligation. The obligations under this Note are secured pursuant to the Pledge Agreement (as defined in Section 12).

         4. No Waiver of Payee's Rights, etc. All payments of principal and interest shall be made without setoff, deduction, or counterclaim. No delay or failure on the part of the Payee in exercising any of its options, powers, or rights nor any partial or single exercise of its options, powers, or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Payee of any of its options, powers, or rights shall constitute a waiver of any other option, power, or right. The Maker hereby waives presentment of payment, protest, and notices or demands in connection with the delivery, acceptance, performance, default, or endorsement of this Note. Acceptance by the Payee of less than the full amount due and payable hereunder shall in no way limit the right of the Payee to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

         5. Modifications. No term or provision contained herein may be modified, amended, or waived except by written agreement or consent signed by the party to be bound thereby.

         6. Cumulative Rights and Remedies; Usury. The rights and remedies of the Payee expressed herein are cumulative and not exclusive of any rights and remedies otherwise available. If it shall be found that any interest outstanding hereunder shall violate applicable laws governing usury, the applicable rate of interest outstanding hereunder shall be reduced to the maximum permitted rate of interest under such law.

         7. Collection Expenses. If this obligation is placed in the hands of an attorney for collection after default, and provided the Payee prevails on the merits in respect to its claim of default, the Maker shall pay (and shall indemnify and hold harmless the Payee from and against), all reasonable attorneys' fees and expenses incurred by the Payee in pursuing collection of this Note.

         8. Successors and Assigns. This Note shall be binding upon the Maker and its successors and shall inure to the benefit of the Payee and its successors and assigns. The term "Payee" as used herein, shall also include any endorsee, assignee, or other holder of this Note.

         9. Lost or Stolen Promissory Note. If this Note is lost, stolen, mutilated or otherwise destroyed, the Maker shall execute and deliver to the Payee a new promissory note containing the same terms, and in the same form, as this Note. In such event, the Maker may require the Payee to deliver to the Maker an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

         10. Due Authorization. This Note has been duly authorized, executed and delivered by the Maker and is the legal obligation of the Maker, enforceable against the Maker in accordance with its terms.

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

         11. Governing Law. This Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action, or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

         12. Definitions. For the purposes hereof, the following terms shall have the following meanings:

         "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

         "Change of Control Transaction" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of in excess of 33% of the voting securities of the Maker, (ii) a replacement of more than one-half of the members of the Maker's board of directors which is not approved by those individuals who are members of the board of directors on the date hereof in one or a series of related transactions, (iii) the merger of the Maker with or into another entity, the direct or indirect consolidation or sale of all or substantially all of the assets of the Maker in one or a series of related transactions, unless following such transaction, the holders of the Maker's securities continue to hold at least 66% of such securities following such transaction or (iv) the execution by the Maker of an agreement to which the Maker is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

         "Common Stock" means the common stock, $0.001 par value, of the Maker.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Loan Agreement" means the Loan Agreement between the Maker and the Payee, dated the date hereof, as amended, modified or supplemented from time to time in accordance with its terms.

         "Mandatory Prepayment Price" for any portion of this Note shall equal the sum of (i) 130% of the principal amount of this Note to be prepaid, plus all accrued and unpaid interest thereon, and (ii) all costs, expenses, liquidated damages, and other amounts due in respect of this Note.

         "Person" means a corporation, an association, a partnership, limited liability company, an organization, a business, an individual, a government or political subdivision thereof, or a governmental agency.

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

         "Related Party" means each of William R. Wheeler and Eugene Chiaramonte, Jr.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Pledge Agreement" means the Stock Pledge Agreement, dated as of the date hereof, between the Related Parties and the Payee, as currently modified, or supplemented from time to time in accordance with its terms.

         "Subsequent Market" means the New York Stock Exchange, American Stock Exchange, Nasdaq SmallCap Market or Nasdaq National Market.

         "Trading Day" means (a) a day on which the shares of Common Stock are traded on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are not listed on a Subsequent Market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however. that in the event that the shares of Common Stock are not listed or quoted as set forth in (a), (b), and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

         "Transaction Documents" shall have the meaning ascribed in the Loan Agreement.

         IN WITNESS WHEREOF, the Maker has caused this Secured Promissory Note to be duly executed and delivered as of the date first set forth above.


                                       QUEST MINERALS & MINING CORP.



                                       By: /s/ EUGENE CHIARAMONTE, JR.
                                           -------------------------------------
                                           Name:  Eugene Chiaramonte, Jr.
                                           Title: Vice President



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                                    EXHIBIT A

                                  LOAN SCHEDULE

         Secured Promissory Note Issued by Quest Minerals & Mining Corp.

                             Dated: January 3, 2006

                                    SCHEDULE
                                       OF
                       ADVANCES AND PAYMENTS OF PRINCIPAL

                                                  Total Principal Amount Due
Date of Advance           Amount of Advance         Subsequent to Advance
---------------------- ----------------------- --------------------------------

May __, 2005                     $12,500                    $ 12,500
July __, 2005                    $ 5,000                    $ 17,500
January __, 2006                 $ 2,000                    $ 19,500
January __, 2006                 $25,000                    $ 44,500
February 20, 2006                $45,000                    $ 89,500
March 7, 2006                    $25,000                    $114,500
March __, 2006                   $17,500                    $132,000



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